UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 30, 2023

TuSimple Holdings Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-40326	86-2341575
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9191 Towne Centre Drive, Suite 600
San Diego, CA 92122
(Address of principal executive offices, including zip code)

(619) 916-3144

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.0001 per share	TSP	The Nasdaq Stock Market LLC (Nasdaq Global Select Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; compensatory Arrangements of Certain Officers.

On May 30, 2023, the Compensation Committee of the Board of Directors of TuSimple Holdings Inc. (the “Company”) adopted the TuSimple Holdings Inc. Senior Management Severance and Change in Control Plan (the “Plan”). Eric Tapia, the Chief Financial Officer of the Company, is eligible to participate in the Plan.

The Plan provides that where a participant’s employment is terminated outside of the context of a “change in control,” either by the Company without “cause” or by the participant for “good reason” (each as defined in the Plan), the participant will be entitled to receive: (i) a lump-sum cash payment equal to one-half of the sum of the participant’s base salary and target annual bonus; (ii) accelerated vesting of equity awards that would have vested within one year of termination; and (iii) a lump-sum cash payment equal to twelve times the cost incurred by the Company in the month immediately prior to the termination of employment for providing group health, dental and vision benefits to the participant and the participant’s eligible dependents.

In the event that a participant’s employment is terminated within six months prior to, or within twelve months following, a change in control, either by the Company without cause or by the participant for good reason, the participant will be entitled to receive: (i) a lump-sum cash payment equal to the sum of the participant’s base salary and target annual bonus; (ii) accelerated vesting of each then-outstanding equity award, with the deemed attainment of the applicable performance metrics; and (iii) a lump-sum cash payment equal to twelve times the cost incurred by the Company in the month immediately prior to the termination of employment for providing group health, dental and vision benefits to the participant and the participant’s eligible dependents.

The provision of payments and benefits described above is conditioned upon the participant’s execution of a release of claims. The Plan provides that if a participant receives any amount, whether under the Plan or otherwise, that is subject to the excise tax imposed pursuant to Section 4999 of the Internal Revenue Code, the amount of the payments to be made to the participant will be reduced to the extent necessary to avoid imposition of the excise tax, but only if the net amount of the reduced payments exceeds the net amount that the participant would receive following imposition of the excise tax and all income and related taxes.

The foregoing description of the Plan does not purport to be complete and is qualified in the entirety by reference to the Plan, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

10.1†	TuSimple Holdings Inc. Senior Management Severance and Change in Control Plan

104	Cover Page Interactive Data File (formatted as Inline XBRL).

†	Certain schedules have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company undertakes to furnish supplemental copies of any of the omitted schedules to the SEC upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TuSimple Holdings Inc.

By:	/s/ Eric Tapia
Eric Tapia
Chief Financial Officer

Dated: June 2, 2023